THE SOMERSET GROUP, INC.         CONSOLIDATED STATEMENT OF CASH FLOWS

                                                  Six Months Ended   Year Ended
                                                      June 30,       December 31

                                                         (Restated)   (Restated)
Cash flows from operating activities:             1998         1997       1997
  Net income                                 $1,582,000  $1,103,000  $2,536,000
  Adjustments to reconcile net income to net
   cash provided by operating activities:
     Depreciation and amortization              132,000     116,000     246,000
     Deferred income taxes                      131,000     443,000   1,199,000
     Equity in earnings of First Indiana Corp(1,947,000) (1,717,000) (3,883,000)
     Dividends received from First Indiana Corp 657,000     544,000   1,087,000
     Changes in operating assets and liabilities:
       Accounts, notes, and other receivables  (226,000)    143,000     171,000
       Prepaid expenses                         (63,000)    (50,000)    (18,000)
       Accounts payable and accrued expenses    146,000     414,000     (42,000)
       Accrued and refundable income taxes      385,000    (117,000)   (173,000)
                                                -------     -------    --------
Net cash provided by operating activities       797,000     879,000   1,123,000

Cash flows from investing activities:
  Purchase of shares of First Indiana Corp.    (990,000)       ---          ---
  Proceeds from sale of assets                      ---       8,000       8,000
  Purchase of office furniture and equipment    (54,000)    (62,000)   (229,000)
  Decrease (increase) in other assets            96,000     (39,000)     (3,000)
  Decrease (increase) in short-term invstmnts 1,144,000    (575,000)   (524,000)
                                              ---------     -------     -------
Net cash provided(used)by investing activities  196,000    (668,000)   (748,000)

Cash flows from financing activities:
  Principal payments on note payable, bank     (459,000)   (660,000)   (225,000)
  Principal payments on long-term borrowings    (43,000)     (6,000)    (12,000)
  Proceeds from sale of common stock             63,000     243,000     330,000
  Purchase of treasury shares                  (134,000)   (313,000)   (475,000)
  Cash dividends paid                          (261,000)   (234,000)   (462,000)
                                                -------     -------     -------
Net cash used by financing activities          (834,000)   (970,000)   (844,000)

Increase(decrease)in cash and cash equivalents  159,000    (759,000)   (469,000)

Cash and equivalents at beginning of period     600,000   1,069,000   1,069,000
                                                -------    --------    --------
Cash and cash equivalents at end of period     $759,000    $310,000    $600,000
                                                =======     =======     =======
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See accompanying Notes to Consolidated Financial Statements

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